EXHIBIT 99.2

Inducement Restricted Stock Award Notice and Award Agreement

CORDIA BANCORP, INC.

INDUCEMENT RESTRICTED STOCK AWARD

GRANT NOTICE AND AWARD AGREEMENT

As an inducement material to the decision by the holder listed below (the “Grantee”) to accept employment with Cordia Bancorp, Inc., a Virginia corporation (the “Company”), and pursuant to the offer letter dated August 29, 2013, the Company hereby grants to the Grantee an award (the “Award”) of restricted shares of Company common stock. This Award is subject to all of the terms and conditions set forth in this Inducement Restricted Stock Grant Notice (the “Grant Notice”) and the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Agreement”), which is incorporated herein by reference. This Award is made and granted as a stand-alone award and is not granted under or pursuant to the Company’s 2011 Stock Incentive Plan (the “Plan”). However, unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Grantee:	Mark A. Severson
Grant Date:	September 16, 2013
Shares of Restricted Stock:	12,500
Vesting Schedule:	Subject to the terms and conditions of this Grant Notice and the Agreement and subject to the Grantee’s continued service with the Company or an Affiliate through the applicable vesting date, the shares of restricted stock shall vest in 280 shares on the first monthly anniversary of the Grant Date and 260 shares on each monthly anniversary of the Grant Date thereafter until fully vested.
Termination:

If the Grantee experiences a termination of service prior to an applicable vesting date, all shares of restricted stock that have not become vested on or prior to the date of such termination of service (after taking into consideration any acceleration of vesting pursuant to Section 2.2 of the Agreement) will be automatically forfeited by the Grantee.

By his signature below, the Grantee agrees to be bound by the terms and conditions of the Agreement and this Grant Notice. The Grantee has reviewed the Agreement and this Grant Notice in their entirety, and fully understands all provisions of this Grant Notice and the Agreement.

CORDIA BANCORP, INC.

By:	/s/ Jack Zoeller

Title:	President and Chief Executive Officer

GRANTEE

/s/ Mark A. Severson

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EXHIBIT A

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Inducement Restricted Stock Award Grant Notice (the “Grant Notice”) to which this Restricted Stock Award Agreement (this “Agreement”) is attached, Cordia Bancorp, Inc., a Virginia corporation (the “Company”), has granted to the Grantee an award (the “Award”) of restricted stock.

ARTICLE I.

GENERAL

1.1 Non-Plan Grant; Incorporation of Terms of Plan. The Award is a stand-alone award, separate and apart from, and outside of, the Company’s 2011 Stock Incentive Plan (the “Plan”), and shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Award as though the Award had been granted under the Plan (including but not limited to the adjustment provision contained in Section 10(c) of the Plan), and the Award shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference.

1.2 Employment Inducement Grant. The Award is intended to constitute an “employment inducement grant” under NASDAQ Listing Rule 5635(c)(4), and is intended to be exempt from the NASDAQ rules regarding shareholder approval. This Agreement and the terms and conditions of the Award shall be interpreted in accordance and consistent with such exemption.

ARTICLE II.

TERMS AND CONDITIONS OF RESTRICTED STOCK

2.1 Grant of Restricted Stock. Upon the terms and conditions set forth in this Agreement, effective as of the Grant Date set forth in the Grant Notice, the Company hereby grants to the Grantee an award of Restricted Stock in consideration of the Grantee’s past and/or future services and for other good and valuable consideration. In consideration of this grant of Restricted Stock, the Grantee agrees to render faithful and efficient services to the Company or its Affiliates.

2.2 Vesting. The shares of restricted stock shall vest and become nonforfeitable, if at all, in accordance with the terms and conditions set forth in the Grant Notice; provided, however, that (i) the Grantee shall be fully vested upon his death or Disability and (ii) Section 8 of the Plan shall determine the Grantee’s rights upon the occurrence of a Change in Control.

2.3 Payment. As soon as administratively practicable following the vesting of any shares of restricted stock, the Company shall deliver to the Grantee (or the Grantee’s permitted transferee, if applicable) the number of shares that fully vest on an applicable vesting date (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its sole discretion).

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2.4 Rights as Stockholder. The Grantee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of the restricted shares unless and until such shares shall have been issued by the Company and are held of record by such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for a dividend or other right for which the record date is prior to the date the shares are issued, except as provided in Section 10(c) of the Plan.

ARTICLE III.

MISCELLANEOUS PROVISIONS

3.1 Tax Withholding. The Company shall have the authority and the right to deduct or withhold, or to require the Grantee to remit to the Company an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld (if any) with respect to any taxable event arising in connection with the restricted shares. The Company shall not be obligated to deliver any new certificate representing shares to the Grantee or the Grantee’s legal representative or to enter such shares in book entry form unless and until the Grantee or the Grantee’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of the Grantee arising in connection with the restricted shares thereunder.

3.2 Administration. The Committee shall have full power and authority to take all actions and to make all determinations required or provided for under this Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of this Agreement that the Committee deems to be necessary or appropriate to the administration of this Agreement. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Grantee, the Company and all other interested persons.

3.3 Grant Not Transferable. The restricted shares may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a domestic relations order.

3.4 Conformity to Securities Laws. The Grantee acknowledges that this Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, as well as all applicable state securities laws and regulations. Notwithstanding anything herein to the contrary, this Agreement shall be administered, and the restricted shares are granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

3.5 Amendment, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee or the Board; provided, however, that no amendment, modification, suspension or termination of this Agreement shall adversely affect the restricted shares in any material way without the prior written consent of the Grantee.

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3.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 3.3 hereof, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

3.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of this Agreement, if the Grantee is subject to Section 16 of the Exchange Act, then the restricted shares and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.8 Section 409A. This Agreement shall be interpreted in accordance with the requirements of Section 409A of the Code. The Committee may, in its discretion, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A of the Code or an available exemption therefrom; provided, however , that the Committee shall have no obligation to take any such action(s) or to indemnify any person for failing to do so.

3.9 Not a Contract of Service Relationship. Nothing in this Agreement shall confer upon the Grantee any right to continue as a service provider of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of the Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or an Affiliate and the Grantee.

3.10 Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Committee at the Company’s principal office, and any notice to be given to the Grantee shall be addressed to the Grantee at the Grantee’s last address reflected on the Company’s records. Any notice shall be deemed duly given when sent via email or when sent by reputable overnight courier or by certified mail (return receipt requested) through the United States Postal Service.

3.11 Entire Agreement. The Grant Notice and this Agreement (including all Exhibits hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof.

3.12 Governing Law. The laws of the Commonwealth of Virginia shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

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3.13 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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